                                                                     EXHIBIT 5.1



                                             February 1, 2000



Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065


Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") executed by Oracle Corporation (the "Company") on or about January 18, 2000 and to be filed with the Securities and Exchange Commission on or about February 1, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 140,000,000 shares (the "Plan Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), reserved for issuance pursuant to the Company's 1991 Long-Term Equity Incentive Plan, as amended (the "Plan").

     As counsel for the Company, we have examined the proceedings and such other documents as we have deemed necessary to examine relating to the issuance of the Plan Shares. It is our opinion that the Plan Shares, when subsequently issued pursuant to and in accordance with the terms of the Plan for legal consideration having a value of at least $0.01 per share, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

     This opinion is solely for your benefit and may not be relied upon by any other person without our prior written consent.



                                             Sincerely,

                                             VENTURE LAW GROUP
                                             A Professional Corporation

                                             /s/ Venture Law Group